UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2012

Private Media Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-25067	87-0365673
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Calle de la Marina 16-18, Floor 18, Suite D, 08005 Barcelona, Spain

(Address of European principal executive offices)

Registrant’s telephone number, including area code: 34-93-620-8090

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In a Current Report on Form 8-K filed on November 16, 2011, Private Media Group, Inc. (the “Company”) previously announced that it had received correspondence from the Listing Qualifications Hearings Department of The NASDAQ Stock Market LLC (“Nasdaq”) stating that the Nasdaq Hearings Panel had determined to delist the Company’s securities from the Nasdaq Global Market.

On January 3, 2012, the Company received correspondence from the Nasdaq Hearings Coordinator indicating that on January 5, 2012, pursuant to its obligations under Nasdaq Listing Rule 5830 and Rule 12d2-2 of the Securities Exchange Act, Nasdaq would issue a press release announcing the following:

Delisting of Securities of Private Media Group, Inc. from The NASDAQ Stock Market

NEW YORK, January 05, 2012 — The NASDAQ Stock Market announced today that it will delist the common stock of Private Media Group, Inc. Private Media Group, Inc.’s stock was suspended on November 15, 2011 and has not traded on NASDAQ since that time. NASDAQ will file a Form 25 with the Securities and Exchange Commission to complete the delisting. The delisting becomes effective ten days after the Form 25 is filed. For news and additional information about the company, including the basis for the delisting and whether the company’s securities are trading on another venue, please review the company’s public filings or contact the company directly.

For more information about The NASDAQ Stock Market, visit the NASDAQ Web site at http://www.nasdaq.com. NASDAQ’s rules governing the delisting of securities can be found in the NASDAQ Rule 5800 Series, available on the NASDAQ Web site: http://www.cchwallstreet.com/NASDAQTools/bookmark.asp?id=nasdaq-rule_5800&manual=/nasdaq/main/nasdaq-equityrules/.

The Company’s common stock is currently quoted on the OTCQB under the symbol “PRVT.” However, the Company can give no assurance that trading in its common stock will continue on the OTCQB or on any other securities exchange or quotation medium.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIVATE MEDIA GROUP, INC.
(Registrant)
Date: January 4, 2012

	By:	/s/ Eric Johnson
Eric Johnson
Director and Court Appointed Receiver

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